Exhibit 10.1

LOAN AGREEMENT

Come now First Midwest Bank of 3310 W. 49th Street, Sioux Falls, South Dakota, 57106, hereinafter referred to as “First Midwest”; Dunham Capital Management, L.L.C. of 230 S. Phillips Avenue, Ste. 202, Sioux Falls, South Dakota, 57104, hereinafter referred to as “DCM”; Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, St. Louis Park, Minnesota, 55416, hereinafter referred to as “Granite City”; and Donald Dunham, Jr. of 6216 Pinehurst Court South, Sioux Falls, SD, 57108, hereinafter referred to as “Dunham”.

Witnesseth:

WHEREAS, DCM has executed Promissory Notes #30003577 (Indianapolis) and #30003371 (South Bend) in favor of First Midwest; and

WHEREAS, Dunham has executed Promissory Note #30003372 in favor of First Midwest; and

WHEREAS, Dunham has personally guaranteed the promissory notes of DCM and DCM has guaranteed the note of Dunham; and

WHEREAS, the promissory notes were secured by certain assets of DCM and Dunham; and

WHEREAS, said Promissory Notes are in default in the terms of repayment; and

WHEREAS, DCM is desirous of transferring to Granite City the Indianapolis and South Bend assets which serve as the primary security for its loans associated with the Granite City restaurant locations in Indianapolis, Indiana, and South Bend, Indiana in exchange for Granite City assuming $1,350,000.00 of DCM’s obligation to First Midwest; and

WHEREAS, Granite City, is desirous of assuming $1,350,000.00 of DCM’s debt owed to First Midwest in exchange for the transfer of DCM’s interest in the collateral associated with the Indianapolis and South Bend Granite City locations; and

WHEREAS, First Midwest has agreed with Granite City to allow Granite City to assume $1,350,000.00 of DCM’s debt, subject to the security interests previously pledged by DCM to First Midwest;

NOW, THEREFORE, the parties do hereby agree as follows:

1.             Transfer to Granite City.  First Midwest does hereby consent to the transfer of the property and other assets described on Exhibit A attached hereto currently constituting a portion of the collateral currently pledged for the loans identified hereinabove as the Indianapolis, Indiana, and South Bend, Indiana, Granite City loans (collectively, the “Assets”) pursuant to a purchase agreement to be entered into by and between DCM and Granite City.  Granite City, DCM and Dunham acknowledge and agree that the assets will remain subject to the liens and security agreements previously granted by DCM and Dunham in favor of First Midwest, including the liens and security agreements granted under that certain (a) Commercial Security Agreement dated July 29, 2008 (Loan No. 30003371) between Dunham Capital Management, L.L.C. and First Midwest; (b) Commercial Security Agreement dated February 1, 2009 between DCM and First Midwest relating to collateral at Indianapolis location; (c) Assignment of Rents dated February 1, 2009 between DCM and First Midwest; (d) Commercial Pledge Agreement dated July 29, 2008 between DCM and the First Midwest; (e) Commercial Pledge Agreement between DCM and First Midwest dated July 29, 2008 consisting of Assignment of Lease; (f) Commercial Security Agreement dated July, 29, 2008 between

DCM and First Midwest, all of the foregoing hereinafter referred to as the (collectively, the “Collateral”).  The acquisition by Granite City shall be subject to and conditioned upon First Midwest maintaining its perfected and first security interest in and to the Assets pledged as collateral for the loans made to DCM for the Indianapolis and South Bend Granite City locations.   Additional collateral pledged by DCM which consists of assets located at other Granite City locations shall remain security for the balance of the DCM obligations to First Midwest as more fully set forth herein below.

2.             Indianapolis and South Bend Promissory Notes.  The parties hereto agree that, after application of the payment of interest which was paid through June 30, 2010 and a $50,000.00 principal payment made on June 30, 2010, and the assumption of $1,350,000 of the total obligation by Granite City, the outstanding balance due on the Indianapolis and South Bend Promissory Notes in the amount of $428,887.00 shall remain owing and payable from DCM.  By execution of this Loan Agreement, DCM hereby authorizes Frieberg, Nelson & Ask, L.L.P. to make payment to First Midwest of all monies deposited into its trust account for purposes of payment of interest and principal on the Indianapolis and South Bend Promissory Notes identified hereinabove.

3.             Acknowledgement by DCM of Debt and Obligation to Pay.  By execution of this Agreement, DCM acknowledges its obligation to repay First Midwest for the remaining balance owing on the Indianapolis and South Bend promissory notes in favor of First Midwest as identified in Paragraph 2 above.  DCM and First Midwest agree that the balance after the payments identified above are applied to the Promissory Notes shall be in the amount of $428,887.00.  Said balance shall be deemed owing effective as of July 1, 2010 and interest shall accrue interest from and after said date.

4.             Payment from DCM.  DCM shall make monthly payments of principal and interest in the amount of $2,831.21 beginning on the 1st day of August, 2010, and on the 1st day of each month thereafter until January 1, 2018, when the entire unpaid balance of principal and interest shall be due and owing.  Payments shall be based upon a 20-year amortization.  Interest shall accrue on the unpaid principal balance at the rate of five percent (5%) per annum until July 1, 2015, at which time the interest rate shall be adjusted to a rate equal to 200 basis points over the 5-year T-bill; provided, however, the parties agree that the interest rate shall not exceed seven percent (7%) per annum.  A new payment schedule shall be prepared at that time to reflect any change in interest.

5.             Acknowledgement by Granite City of Debt and Obligation to Pay.   By execution of this Agreement, Granite City acknowledges its obligation to pay to First Midwest the sum of $1,350,000.00 pursuant to the terms of this Agreement (the “GC Payment Obligation”).  The parties agree that the execution of this Agreement shall be sufficient evidence of the debt owed by Granite City to First Midwest and that a separate promissory note evidencing said debt shall not be necessary. The parties further agree that Granite City’s repayment obligation shall be deemed effective July 1, 2010 and that interest shall accrue on the unpaid principal balance from and after July 1, 2010.  Payments made by Granite City in respect of the GC Payment Obligation shall be credited to the remaining balance due in respect of the obligations of DCM under Sections 3 and 4 above.

6.             Payments By Granite City.  Granite City shall make monthly payments of principal and interest of $8,909.40 on its Payment Obligation beginning on the 1st day of August, 2010, and on the 1st day of each month thereafter until January 1, 2018, when the entire unpaid balance of principal and interest in respect of the GC Payment Obligation shall be due and owing.  Payments shall be based upon a 20-year amortization.  Interest shall accrue on the unpaid principal balance at the rate of five percent (5%) per annum until July 1, 2015, at which time the interest rate shall be adjusted to a rate equal to 200 basis points over the 5-year T-bill; provided, however, the parties agree that the interest rate shall not exceed seven percent (7%) per annum.  Granite City may prepay the GC Payment Obligation in whole or in part without premium or penalty upon written notice to First Midwest and DCM.  All prepayments shall be applied, first, to accrued interest and thereafter to principal in the inverse order of maturity.  A new payment schedule shall be prepared at that time to reflect any change in interest.

7.             Condition of Loan.  Granite City’s obligations under this Agreement shall be subject to the following conditions:

(a)           Modification and Existing Lease with DCM.  DCM and Granite City shall enter into an Amendment to the existing leases for the Indianapolis and South Bend locations which recalculate the rent consistent with this Agreement and provide, among other things, for (i) direct payment of rents under such leases to First Midwest; and (ii) upon satisfaction of the payment obligations under such amended leases, the respective ground leases for such properties shall be assigned to Granite City, and DCM shall cease to have any interest in such leases or the Indianapolis or South Bend locations;

(b)           SNDAs.  Granite City shall receive from the ground lessors and any party having an interest in such properties customary subordination and non-disturbance agreements;

(c)           Amended Ground Leases.  The respective lessors of the Indianapolis and South Bend locations shall consent to an amendment of the ground leases which provide, among other things, for the assignment of the ground leases by DCM to Granite City;

(d)           Agreement Between DCM and Granite City.  DCM and Granite City shall enter into the agreement substantially in the form of Exhibit B;

(e)           Consent From Granite City Lender.  Harmony Equity Income Fund, L.L.C. shall have consented to Granite City entering into this agreement;

(f)            Conveyance of Assets.  The assets shall have been conveyed by DCM to Granite City under the terms and conditions of the Purchase Agreement, which conveyance shall be free and clear of all liens and encumbrances (other than the lien in favor of First Midwest and other liens and encumbrances acceptable to Granite City in its sole discretion).

(g)           Litigation.  The non-occurrence prior to the date of closing of any legal or other proceeding, which, in the judgment of Granite City, may limit or impair the ability of any other party to this Agreement to enter into and perform the obligations of such parties under this Agreement.

(h)           UCC Amendment.  Delivery of a consent satisfactory to Granite City under which Granite City shall be authorized to file appropriate amendments to all UCC financing statements covering the Assets evidencing the transfer of the Assets to Granite City.

(i)            Bank Approval.  Evidence satisfactory to Granite City that the transactions contemplated under this Agreement have been approved by First

Midwest’s loan committee and board of directors and that the minutes reflecting such approval constitute part of the official records continuously maintained by First Midwest.

DCM and Granite City agree to use their best efforts to accomplish or satisfy the foregoing conditions on or before September 15, 2010.

8.             Security.  The parties agree that the security previously pledged by DCM and Dunham shall remain security for the debts assumed by Granite City and DCM pursuant to this Agreement.  The parties agree that change of ownership contemplated under this Agreement as a part of the assumption of debt by Granite City shall not, in any manner, compromise the security position of First Midwest and that Granite City accepts said assets subject to any and all security interests of First Midwest, subject, however, to the provisions of Section 9 below.

9.             Non-Disturbance.  Notwithstanding anything apparently to the contrary contained herein, and notwithstanding any default or event of default by DCM or Dunham in any obligation payable to First Midwest, so long as none of the events set forth in Section 12 below shall have occurred, First Midwest shall not exercise any of its rights or remedies as a secured creditor with respect to the Assets, including the commencement of any proceedings to foreclose on the Assets under the Uniform Commercial Code and shall not disturb or impair Granite City’s use or possession of the Assets.

10.           Collateral Release.

(a)           First Midwest agrees that, upon Granite City’s payment of its obligation to pay the $1,350,000.00 assumed pursuant to this Agreement and payment of the DCM Indebtedness referenced in paragraphs 2 and 3 above, it shall release all liens and security interests held by First Midwest in the Assets and shall execute such release documents (including UCC amendments) as may be required by Granite City to evidence the release contemplated under this Agreement.

(b)           First Midwest acknowledges that DCM and Granite City contemplate that the DCM Indebtedness will be paid by Granite City through direct payment of rents under the Indianapolis and South Bend leases in accordance with the terms of a rent termination agreement.  First Midwest agrees to accept such payments under the rent termination agreement and to apply all such payments against the DCM Obligation.  First Midwest further agrees that it will continue to accept such payments from Granite City following any acceleration of the DCM Indebtedness by reason of any default by DCM following the date of this Agreement, provided, however, that Granite City may, at its option, prepay the DCM Indebtedness at any time following a default by DCM occurring after the date of this Agreement and may offset such payment against any amounts otherwise due under the Rent Modification Agreement.

(c)           First Midwest shall give prompt notice to Granite City of any default by DCM occurring from and after the date of this Agreement.

11.           Obligation to Insure Collateral.  The parties agree that Granite City and/or DCM shall each provide such insurance coverage and proof of coverage as is currently required for the collateral pledged by DCM for the Promissory Notes identified hereinabove.  Any insurance condemnation or other proceeds paid to First Midwest by reason of any loss or damage or condemnation of any of the Assets shall be applied to reduce the GC Payment Obligation set forth in Section 5 above.

12.           Default and Remedies on Default.  First Midwest’s non-disturbance obligations under Section 9 above shall terminate upon the occurrence of any of the following events, that is to say, if:

(a)           Granite City shall fail to make any payment required under  Section 5 of this Agreement when due and such default shall continue for a period of ten (10) days after written notice; or

(b)           Granite City shall fail to comply with any other term, obligation or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days following written notice thereof; or

(c)           Granite City should become the subject of a proceeding under the United States Bankruptcy Code or under any insolvency, receivership or other state or federal law affecting the rights and obligations of creditors generally; or

(d)           Granite City should default (beyond any period given to Granite City to cure such default under an applicable lease for Indianapolis or South Bend locations) in the payment of rent, additional rent or other charges or in the performance of its obligations under such leases.

In the event that First Midwest becomes entitled to exercise any rights or remedies as a secured creditor with respect to the Assets, First Midwest shall provide Granite City with copies of all notices provided to DCM or Dunham in connection with any such foreclosure proceeding.

13.           Release of Dunham Guaranty.  The parties agree that the personal guaranty of Dunham shall no longer remain in force as to the $1,350,000.00 owed to First Midwest by Granite City.  The personal guaranty of Dunham for the balance of DCM’s debt and the corporate guaranty of DCM for Dunham’s debt shall remain in full force and effect.

14.           Confession of Judgment.  Except as set forth in Section 9 above, nothing contained in this agreement shall impair any right or remedy of First Midwest against DCM or Dunham and DCM and Dunham agree that in the event of default in the terms of repayment, DCM and Dunham, as appropriate, shall confess judgment in favor of First Midwest for all sums due at the time of entry of Judgment.  A Confession of Judgment shall only be required in the event that First Midwest gives unto DCM and Dunham, as appropriate, notice of default and fifteen (15) days to cure the same.  In the event said default in payment is not cured within said fifteen (15) days, DCM and Dunham, as appropriate, will execute such documentation as necessary to allow First Midwest to have judgment entered in its favor for the amount due upon the defaulting party’s obligation.

15.           Non-Assumption.  Except as expressly provided herein, Granite City has not assumed any obligation or liability of DCM or Dunham to First Midwest or any other party.

16.           Adverse Interest.  In the event that any payment required to be made by Granite City to First Midwest under this Agreement, including, without limitation, the GC Payment Obligation, shall become the subject of a garnishment, levy, execution or payment demand on behalf of any trustee, receiver or creditor of DCM or Dunham, then, in such event, Granite City may commence an appropriate interpleder action or deposit any amount in dispute into escrow pending resolution of any such adverse claim or demand.  Granite City shall not be deemed in default under this Agreement by reason of any such deposit or payment.

17.           Disclosure.  As a result of the assumption by Granite City and in order to facilitate the same, DCM and Dunham do hereby authorize First Midwest to disclose any and all loan documents, including but not limited to promissory notes, security agreements, guaranties, UCC Financing Statements, and collateral listings which are part of First Midwest’s loan files and which would otherwise be subject to non-disclosure.  By execution of this Agreement, the parties agree that disclosures can be made as are deemed necessary by First Midwest to accomplish the objectives of this Agreement and that the parties waive any claim  of wrongful disclosure or privacy violations that may be alleged as a result of such disclosure.  The waiver shall only be applicable to the parties to this Agreement, their attorneys, accountants or otherwise authorized agents and shall not extend to others to whom disclosure by First Midwest would otherwise be prohibited.

18.           Authority.  The parties hereto agree and acknowledge that each has obtained the requisite corporate authority to enter into this Loan Agreement and all other documents associated with the loan, including but not limited to a promissory note, security agreement, UCC financing statements, this Loan Agreement, and any other such documents as deemed necessary by First Midwest to evidence the indebtedness of the parties as assumed in this Agreement and perfect its security interest in the collateral being pledged for said indebtedness, if any.

19.           Binding Effect.  The parties hereto agree that this Agreement shall be binding upon the parties, their assigns, successors in interest, and that the loan and all agreements associated therewith shall be interpreted and construed under the laws of the State of South Dakota.

20.           Notices: The parties agree that any notices required to be provided under this Agreement shall be provided to the following unless modification of said notice recipient is modified by written notice to all parties:

Granite City Food and Brewery, Ltd.

5402 Parkdale Drive, Suite 101,

St. Louis Park, Minnesota, 55416

With a copy to:

Avron L. Gordon

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Dunham Capital Management, LLC

c/o Nancy Hughes

230 S. Phillips Avenue, Ste. 202

Sioux Falls, SD 57104

with copy to:

John Archer

Hagen, Wilka and Archer, LLP

PO Box 964

Sioux Falls, SD 57101

Donald Dunham, Jr.

6216 Pinehurst Court South

Sioux Falls, SD 57108

First Midwest Bank – Deerfield Branch

c/o Robert Laird, President

3310 W. 49th Street

Sioux Falls, SD 57106

with copy to:

Thomas H. Frieberg

Frieberg, Nelson & Ask, LLP

PO Box 511

Beresford, SD 57004

21.           Counterparts.  The parties agree that this Agreement may be executed in counterparts and that upon proper signature by all parties to this Agreement, the Agreement shall be binding upon all parties.

Dated this 31st day of August, 2010.

FIRST MIDWEST BANK

By:	/s/ Robert K. Laird
Its President

State of South Dakota	)
:ss
County of Minnehaha	)

On this the 3rd day of September, 2010, before me, the undersigned officer, personally appeared Robert K. Laird, who acknowledged himself to be the President of First Midwest Bank, a banking corporation, and that he, as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

In witness whereof, I hereunto set my hand and official seal.

/s/ Lori Bierwagen
Notary Public, South Dakota
My commission expires: 10-4-2014

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Dated this 31st day of August, 2010.

DUNHAM CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Donald A. Dunham, Jr.
Its: Managing Member

State of South Dakota	)
:ss
County of Minnahaha	)

On this the 3rd day of September, 2010, before me, the undersigned officer, personally appeared Donald A. Dunham, Jr., who acknowledged himself to be the Managing Member of Dunham Capital Management, a limited liability company, and that he, as such Managing Member, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Managing Member.

In witness whereof, I hereunto set my hand and official seal.

/s/ Nancy J. Hughes
Notary Public, South Dakota
My commission expires: 9/30/2015

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Dated this 31st day of August, 2010.

GRANITE CITY FOOD AND BREWERY, LTD.

By:	/s/ James Gilbertson
Its: Chief Financial Officer

State of Minnesota	)
:ss
County of Hennepin)

On this the 31st day of August, 2010, before me, the undersigned officer, personally appeared James Gilbertson, who acknowledged himself to be the Chief Financial Officer of Granite City Food and Brewery Ltd., a corporation, and that he, as such Chief Financial Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chief Financial Officer.

In witness whereof, I hereunto set my hand and official seal.

/s/ Teri Tenes Staggemeyer
Notary Public, Minnesota
My commission expires: 7/31/2015

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Dated this 31st day of August, 2010.

/s/ Donald A. Dunham, Jr.
Donald Dunham, Jr.

Subscribed and sworn to before me this 3rd day of September, 2010.

/s/ Nancy J. Hughes
Notary Public, South Dakota
My commission expires: 9/30/2015

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EXHIBIT A

Definition of Assets

Property located at University Park Mall, 6501 Grape Road, in the City of South Bend, Indiana and Property located at 150 West 96th Street, in the City of Indianapolis, Indiana.

Description of the Property

1.             The building, all related improvements and any other personal property of every nature whatsoever now or hereafter situated in or on or used or intended to be used in connection with each of the South Bend Property and the Indianapolis Property legally described above as of August 31, 2010;

2.             Any assignable permits and licenses related to the South Bend Property and the Indianapolis Property;

3.             Any assignable warranties and guarantees, given to, assigned to, or benefiting Seller, the South Bend Property and the Indianapolis Property or any personal property situated on the South Bend Property and the Indianapolis Property as of August 31, 2010; and

4.             Any originals or copies of any blueprints, plans, specifications and related information regarding the South Bend Property and the Indianapolis Property (the foregoing referred to collectively as the “Property”) that are in Seller’s possession or can be obtained without cost to Seller.

A-1